Exhibit 7

CONSENT OF INDEPENDENT ENGINEERS

     We refer to our report auditing estimates of the natural gas, natural gas liquids and conventional oil reserves attributable to Husky Energy Inc. (the “Company”) as of December 31, 2002 (the “Report”).

     We hereby consent to references to our name in the Company’s Annual Report on Form 40-F to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended. We also confirm that we have read the Annual Information Form and that we have no reason to believe that there are any misrepresentations in the information contained in it that was derived from the Report or that is within our knowledge as a result of the services we performed in connection with such Report.

Sincerely,

McDaniel & Associates Consultants Ltd.

/s/ B. H. Emslie

B. H. Emslie, P. Eng.
Senior Vice President

Calgary, Alberta, Canada
March 26, 2003

Suite 2200, Bow Valley Square 3, 255 – 5th Avenue S.W., Calgary, Alberta T2P 3G6
Tel: (403) 262-5506 Fax: (403) 233-2744 Email: mcdaniel@mcdan.com Website: www.mcdan.com